NAVITRAK

May 22, 2006

Randall Cohn
10867 Piping Rock Circle
Orlando, FL 32817

Dear Randy:

I am pleased to offer you employment as Vice President of Marketing and Program Management, reporting to me. Your salary will be $160,000 per annum, paid semi-monthly. We formally operate on a standard 40 hour work week, but as a salaried employee, additional hours may be needed from time to time. Your first day of employment will be Monday, June 12, 2006. We acknowledge that you will be taking the week of June 19th off without pay for a pre-scheduled family vacation.

For your first year of employment, you will receive a minimum cash bonus of $40,000 which will be payable on July 2, 2007 and, within the next year, you and I will establish the criteria for awarding subsequent annual bonuses and your bonus range.

In addition to the compensation described above, I am recommending to our Board of Directors that you be issued a minimum of 200,000 stock options – in line with your peers and position within the company.

We both agree that, during the summer of 2007, you will permanently relocate to the Washington D.C. area. At that time, we will establish the parameters for reimbursing your moving expenses. We will also discuss a cost-of-living salary adjustment as part of your annual review. I am confident that you and I will be able to agree on a mutually acceptable arrangement at that time.

During your first year of employment, you will be eligible for fifteen days vacation, accrued on a pro-rata basis each pay period. We will increase your vacation to twenty days in the second year of employment. As I mentioned to you, Navitrak International does not offer yet health insurance to its' U.S.-based employees – when we do, that insurance will be 100% paid by the company for

the employee and 50% paid by the company for incremental coverage of dependents**.

As a new employee, you will work for a probationary period which will end 90 days after your starting date. During that time, any employee may be terminated without notice – after 90 days, either you or Navitrak can terminate this employment relationship by giving four weeks written notice, unless you are terminated by Navitrak for "Cause", in which case no notice by Navitrak is required. "Cause" shall include, without limitation, repeated failure to perform your assigned duties, breach of fiduciary duty or material company policy, embezzlement, fraud or theft from the company or conviction or any felony.

After 90 days, if you are terminated for any reason other than "Cause," you will be entitled to 90 days severance.

Your first performance review will be completed at the end of your probationary period. After that, performance reviews will be completed annually.

As a pre-condition of employment, you will need to execute a Confidentiality Agreement, as well as a Covenant Not to Compete (both are attached). If you choose to accept this offer of employment, please return a signed copy of this letter to me by 5 P.M. May 24, 2006 via fax at 866.364.0279 .

By signing below, you agree to use your good faith best efforts in this position and will act at all times in accordance with Navitrak's policies and procedures and otherwise in accordance with all applicable laws, rules and regulations.

Randy, I hope that you will decide to join Navitrak. I look forward to having you become a member of our team!

Sincerely,

Herb Lustig
General Manager
Navitrak International
M 941.735.0245
F 866.364.0279

Offer Agreed to and Accepted:

[signature]

Randall Cohn

hlustig@navitrak.com

*- Options in our 2006 plan will vest semi-annually over a 36 month period. (1/6 of total shares at each 6 month anniversary of grant)

** - We are currently identifying an insurance carrier for our U.S. employees. Until such time as a company policy becomes effective, we will reimburse you the full out-of-pocket cost of your own health insurance, if any.